EXHIBIT 10(m)(iii)

LIZ CLAIBORNE, INC.

2012 PERFORMANCE SHARE AWARD

NOTICE OF GRANT:

PARTICIPANT NAME:	[EXECUTIVE]

PARTICIPANT ID:	[•]

GRANT DATE:

NUMBER OF SHARES
(“Target Performance Shares”)

We are pleased to inform you that, pursuant to the Company’s 2011 Stock Incentive Plan, the Compensation Committee of the Board of Directors of Liz Claiborne, Inc., has made an award of performance shares to you, subject to the terms and conditions set forth in the attached Grant Certificate.

*                                                                                         *                                                                                         *

2012 PERFORMANCE SHARE AWARD GRANT CERTIFICATE

The Grant Certificate (the “Grant Certificate”) is made as of the Grant Date set forth in the attached Notice of Grant (the “Grant Date”), by and between Liz Claiborne, Inc. (the “Company”) and the employee named in the attached Notice of Award (the “Participant”).

The Compensation Committee (the “Committee”) of the Board of Directors of the Company (“Board”) has made the award described herein (the “Award”) to the Participant under the Company’s 2011 Stock Incentive Plan (the “Equity Plan”).  Any term that is capitalized but not defined herein shall have the meaning given to such term in the Equity Plan.

1.                                      2012 Performance Share Award.  This Award consists of a number of performance shares (the “Performance Shares”) set forth in the Notice of Grant (such number of Performance Shares, the “Target Performance Shares”).

2.                                      Threshold Section 162(m) Goal.

(a)                                 The Award shall not vest and no amount shall be paid in respect of the Award unless and until the Committee certifies that the Company has achieved $75,000,000.00 of the 2-Year FNP Adjusted EBITDA during the Company’s 2012 fiscal year (the “162(m) Goal”).  If the 162(m) Goal is not achieved during the 2012 fiscal year, the Award will be immediately cancelled and the Participant will have no further rights with respect to the Award.

(b)                                 Once the Committee certifies that the 162(m) Goal has been achieved, the Participant’s entitlement to payment in respect of the Award will be determined in accordance with the terms of this Grant Certificate.  In no event shall the Participant receive payment in respect of the Award in an amount that exceeds the maximum amount allocated to the Participant in the Committee’s resolution approving the establishment of the 162(m) Goal.

3.                                      Vesting.

(a)                                 As soon as reasonably practicable following the close of the 2014 fiscal year, but no later than by March 1, 2015, the Committee shall determine the vested percentage of the Target Performance Shares granted pursuant to this Award, and upon such determination, the corresponding vested percentage of the Performance Shares shall vest (the “Vesting Date”).  Each Performance Share, upon vesting thereof (the “Vested Performance Shares”), shall entitle the holder thereof to receive one share of Common Stock (subject to adjustment pursuant to Section 4(c) hereof).  The total number of shares of Common Stock that may be delivered in respect of this Award shall in no event equal more than 225% of the Target Performance Shares.

(b)                                 The number of shares of Common Stock that shall be issued to the Participant shall be determined by multiplying the number of Target Performance Shares by the product of (i) the EBITDA Payout (as defined below) and (ii) the Relative TSR Modifier (as defined below).

(c)                                  The “TSR Performance Period” shall be the period beginning on January 1, 2012 and ending on December 31, 2014.

(d)                                 The performance measures for the Award are set forth below, and the corresponding performance metrics (the “Performance Metrics”) are set forth on Exhibit A.

(i)                                     EBITDA Payout.  The “EBITDA Payout” shall be a percentage calibrated to the level of achievement of 2-Year FNP Adjusted EBITDA, determined in accordance with Exhibit A hereto.  “2-Year FNP Adjusted EBITDA” shall mean income (loss) for the Company’s 2012 and 2013 fiscal years from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net, gain on extinguishment of debt and depreciation and amortization, and further adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense, as well as unrealized foreign currency gains (losses).  To the extent that the expected kate spade acquisition of its Japanese joint venture is completed before fiscal year end 2012, results will be calculated to reflect an adjustment to the target equal to the assumed revenue associated with fully owning the subsidiary in fiscal 2013.

(ii)                                  Relative TSR Modifier.  The “Relative TSR Modifier” shall be a percentage determined by measuring the Company’s 3-year TSR against the 3-year TSR of the S&P Small-Cap 600 Index, determined in accordance with Exhibit A hereto.

(a)                                 “Average Price” means the average official closing price per share over the 30-consecutive-trading days ending with and including the applicable day (or, if there is no official closing price on that day, the last trading day before that day).

(b)                                 “TSR” means total shareholder return, which is the percentage that results from the difference between (i) the quotient determined by dividing (A) the sum of (I) the cumulative amount of cash dividends for the TSR Performance Period, assuming same-day reinvestment into the common stock on the ex-dividend date, plus (II) the Average Price at the end of the TSR Performance Period by (B) the Average Price at the beginning of the TSR Performance Period, which quotient is raised to the power of the result of one divided by the number of the Company’s fiscal years ending with or within the TSR Performance Period, minus (ii) one.  TSR expressed as a formula is as follows:

TSR = [(Cumulative Dividends + Average PriceEnd)/Average PriceBeginning](1/no. of yrs.) - 1

(c)                                  TSR will be equitably adjusted to reflect stock dividends, stock splits, spin-offs, and other corporate changes having similar effect in a manner consistent with the calculation approach used by Standard & Poor’s Financial Services LLC (or its successor) in the calculation of total shareholder return.

(d)                                 “Company TSR” means the Company’s TSR for the TSR Performance Period.

(e)                                  “Index TSR” means the TSR for the TSR Performance Period of the S&P Small-Cap 600.  “S&P Small-Cap 600” means the S&P Small-Cap 600 published by Standard & Poor’s Financial Services LLC (or its successor) or, if that index is no longer published on the last day of the TSR Performance Period, a comparable index determined by the Committee.

(f)                                   “TSR Difference” means (i) if the Company TSR is greater than or equal to the Index TSR, the number of percentage points (rounded up to the next integer) by which the Company TSR exceeds the Index TSR; or (ii) if the Company TSR is less than the Index TSR, the number of percentage points (rounded up to the next integer) by which the Index TSR exceeds the Company TSR times -1.

4.                                      Adjustments.

(a)                                 No adjustment may be made to the 162(m) Goal.

(b)                                 In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business during the Performance Period, the Committee shall review and adjust the goals underlying the Performance Metrics in order to ensure that the achievement of the Performance Metrics following such event is no more probable than the achievement prior to such event.  Any determination by the Committee under this Section 4(b) shall be final, binding and conclusive.

(c)                                  Notwithstanding anything to the contrary contained herein, pursuant to Section 3.7 of the Equity Plan, the Committee shall, in its sole discretion, adjust this Award to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of the Participant’s rights.

5.                                      Settlement of Award.  The Participant’s Vested Performance Shares shall be settled by delivery of shares of Common Stock, on a one-for-one basis, as soon as practicable following the Vesting Date, and in no event later than March 14, 2015.  Shares of Common Stock will be issued by the Company in the name of the Participant by electronic book-entry transfer or credit of such shares to an account of the Participant maintained with a brokerage firm or other custodian as the Company determines.  Alternatively, in the Company’s sole discretion, such issuance may be effected in such other manner (including through physical certificates) as the Company may determine.

6.                                      Termination of Employment; Change in Control.

(a)                                 Except as set forth in Sections 6(b) and (c), if the Participant’s employment terminates for any reason prior to the Vesting Date, the Award shall be cancelled and the Participant will have no rights with respect to the Award.

(b)                                 In the event that the Participant’s employment is terminated by the Company without Cause (as such term is defined in the Executive Severance Agreement, by and between the Executive and the Company, effective March 28, 2012, as may be amended or revised (the “ESA”)) or pursuant to his or her resignation for Good Reason (as such term is defined in the ESA), the Participant shall vest in a number of Performance Shares equal to (i) the number of Performance Shares he or she would have vested in if he or she had remained employed through the end of the Performance Period, as determined on the Vesting Date, multiplied by (ii) a fraction, the numerator of which is the number of days during the applicable Performance Period up to and including the date of termination and the denominator of which is the total number of days in the Performance Period.  Following the Vesting Date, such number of Performance Shares shall be settled pursuant to Section 5 hereof.

(c)                                  Change in Control.

(i)  Award not Substituted or Assumed.  In the event of a Change in Control in which this Award is not assumed or substituted, subject to the consummation of such Change in Control, this Award shall be vested and settled, and, for this purpose, the Vested Performance Shares shall be determined as if the 2-year FNP EBITDA was achieved at target and the Relative TSR Modifier was calculated as if the end of the Performance Period was the date of the Change in Control, and the resulting number of Performance Shares shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed from the beginning of the TSR Performance Period (including the first day thereof) through the Change in Control (including such day) and the denominator of which is the number of days in the TSR Performance Period, with such resulting number of Performance Shares being referred to herein as the “CiC Performance Shares.”  In the event of such Change in Control in which this Award is not substituted or assumed, the Participant shall have no rights hereunder other than the right to settlement of the CiC Performance Shares as soon as practicable following the Change in Control (and in no event later than within sixty (60) days following such Change in Control).

(ii)  Award Substituted or Assumed.  In the event of a Change in Control in which this Award is assumed or substituted for a substantially equivalent award, as determined in the sole discretion of the Committee, subject to the consummation of such Change in Control, the Grantee shall be eligible to vest in the CiC Performance Shares (as substituted or assumed).  Notwithstanding the previous sentence, this Award will not be considered to be “assumed or substituted for a substantially equivalent award” unless the Participant is entitled to receive upon vesting of such assumed or substituted award an amount at least equal to the value of the CIC Performance Shares on (or immediately prior to) the Change in Control.  As a condition to vesting in the CiC Performance Shares, the Grantee must remain continuously employed by the Company (or its acquiror) from the Change in Control through December 31, 2014; provided, however, that in the event the Participant’s employment is terminated by the Company (or its acquiror) without Cause (as such term is defined in the ESA) or pursuant to his or her resignation for Good Reason (as such term is defined in the ESA) the Participant shall vest in the CiC Performance Shares on the date of such termination.  In the event that the CiC Performance Shares become vested in accordance with this Section 6(c)(ii), such shares shall be settled as soon as practicable following December 31, 2014 or the date of termination, as applicable, and in each case no later than within sixty (60) days following December 31, 2014 or the date of termination, whichever is earlier.

7.                                      Nature of Performance Shares.  The Participant shall have no rights as a stockholder with respect to this Award unless and until Common Stock has been delivered to the Participant upon settlement of the Award.  The Performance Shares are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Common Stock on a future date, subject to the terms and conditions hereof.  As a holder of Performance Shares, the Participant has no rights other than the rights of a general creditor of the Company.  The Performance Shares carry neither voting rights nor rights to cash or other dividends.

8.                                      Plan Provisions to Prevail.  The Award is subject to all of the terms and provisions of the Equity Plan and is subject to all of the terms and provisions therein.  In the event of any inconsistency between the provisions of Grant Certificate and the Equity Plan, the provisions of the Equity Plan shall govern.

9.                                      Withholding Taxes.  Shares of Common Stock delivered pursuant to this Award shall be subject to applicable withholding taxes and the Company shall withhold from the delivery of Common Stock pursuant hereto shares having a value equal to the minimum amount of federal, state and other governmental tax withholding requirements related thereto.  Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  In lieu of such withholding, the Participant may elect, and the Company may require as a condition of delivery, that the Participant remit to the Company an amount in cash sufficient in the opinion of the Company to satisfy all or any portion of such tax withholding requirements.

10.                               Nature of Payments.  The grant of this Award is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment.  The Award does not constitute salary, wages, regular compensation or contractual compensation for the year or grant or any subsequent year.  The parties agree that the Award is not to be included in or taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, (ii) any severance or other amounts payable under any other agreement between the Company and the Participant, or (iii) any other employment related rights or benefits under law or any plan, program or agreement.

11.                               Administration.  By accepting the grant of this Award, the Participant agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Equity Plan or any award thereunder or the Grant Certificate.  Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Award or the Grant Certificate shall lie within its sole and absolute discretion, shall not require the Participant’s consent and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant.  Any certifications by the Committee pursuant to the Award shall be determined in writing and may be in any form determined by the Committee

(including as part of applicable meeting minutes).  By accepting this Award, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Award or the Grant Certificate by the Company, the Board or the Committee or its delegates.

12.                               Notices.  Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Corporate Secretary, Liz Claiborne, Inc., 5901 Westside Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Participant by notice as provided in this Section 12.  Any notice to be given to the Participant hereunder shall be addressed to the Participant’s home address of record, or at such other address as the Participant may hereafter designate to the Company by notice as provided herein.  A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

13.                               Right of Discharge Preserved.  The grant of the Award and the terms set forth in the Grant Certificate shall not confer upon the Participant the right to continue in the employ or other service of the Company, and shall not affect any right which the Company may have to terminate such employment or service.

14.                               Successors and Assigns.  The terms of the Grant Certificate shall be binding upon and inure to the benefit of the Company and the successors and assigns of the Company.  Except as otherwise determined by the Committee in its sole discretion, the Participant’s rights and interests under the Award and the Grant Certificate may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature.  If the Participant (or those claiming under or through the Participant) attempts to violate this Section 14, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any payment to the Participant (or those claiming under or through the Participant) hereunder shall terminate.

15.                               No Right to Future Awards.  The Award is a discretionary award.  Neither the Grant Certificate or the Equity Plan, nor the grant of the Award confers on the Participant any right or entitlement to receive another award under the Equity Plan or any other plan at any time in the future or with respect to any future period.

16.                               Governing Law.  The Award and the Grant Certificate shall be interpreted, construed and administered in accordance with the laws of the State of Delaware.

17.                               Entire Agreement.  The Grant Certificate and the Equity Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the Award.  By accepting the Award, the Participant shall be deemed to accept all of the terms and conditions of the Grant Certificate and the Equity Plan.

18.                               Amendments.  Notwithstanding any provision set forth in the Grant Certificate or the Equity Plan and subject to all applicable laws, rules and regulations, the Committee shall have the power to:  (i) alter or amend the terms and conditions of the Award in any manner consistent with the provisions of Section 3.1 of the Equity Plan; (ii) without the

Participant’s consent, alter or amend the terms and conditions of the Award in any manner that the Committee considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement; (iii) ensure that the Awards are not subject to federal, state, local or foreign taxes prior to settlement or payment, as applicable; or (iv) without the Participant’s consent, waive any terms and conditions that operate in favor of the Company.  Any alteration or amendment of the terms of the Awards by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.

19.                               Transferability.  Before the issuance of shares of Common Stock in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by the Participant’s creditors or by the Participant’s beneficiary, except (i) transfer by will or by the laws of descent and distribution or (ii) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon the Participant’s death.  All rights with respect to this Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

20.                               Clawback Policy; Right of Recapture.

(a)                                 Notwithstanding anything to the contrary in this Grant Certificate, all Performance Shares or shares of Common Stock issued in settlement of this Award shall be subject to any clawback policy adopted by the Company from time to time (including, but not limited to, any policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law), regardless of whether the policy is adopted after the date on which the Performance Shares are granted, vest, or are settled by the issuance of shares of Common Stock.

(b)                                 Notwithstanding anything to the contrary in this Grant Certificate, all Performance Shares payable or shares of Common Stock issued in settlement of this Award shall be subject to the right of recapture as set forth in Section 2.12 of the Equity Plan.

21.                               Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Award unless the Common Stock is then registered under the Securities Act of 1933 or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act.  By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.

22.                               Section 409A.

(a)                                 This Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) so as not to be subject to taxes, interest or penalties under Section 409A of the Code.  This Grant Certificate shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A of the Code in respect of the Award.

(b)                                 Notwithstanding anything else herein to the contrary, any payment scheduled to be made to the Participant after the Participant’s separation from service shall not be made until the date six months after the date of the Participant’s separation from service to the extent necessary to comply with Section 409A(a)(B)(i) and applicable Treasury Regulations.  Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date six months after the Participant’s separation from service.  For purposes of the Award, “separation from service” with the Company means a separation from service as defined in Section 409A of the Code determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c)                                  If any provision of the Grant Certificate or the Equity Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of any additional tax, accelerated taxation, interest or penalties under Section 409A of the Code, the Company may modify the terms of the Grant Certificate, or may take any other such action, without the Participant’s consent, a beneficiary or such other person, in the manner that the Company may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Sections 409A of the Code.  This Section 22 does not create an obligation on the part of the Company to modify the Grant Certificate and does not guarantee that the Award will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A of the Code.

[Remainder of Page Intentionally Left Blank]

LIZ CLAIBORNE, INC.
By the Compensation Committee
of the Board of Directors:

By:
Authorized Signature

Name:	[ ]

Consented and Agreed to:

[ ]